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                                   EXHIBIT 5.1






February 12, 1997



N-T Holdings, Inc.
5995 Plaza Drive
Cypress, CA 90630-5028

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by N-T Holdings, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to three hundred ten thousand (310,000) shares of the Company's Class A Common Stock, $0.01 par value, and four million three hundred eighty thousand (4,380,000) shares of the Company's Class B Common Stock, $0.01 par value (collectively, the "Shares"), pursuant to its 1996 Stock Option Plan for Officers and Key Employees and 1996 Non-Officer Directors Stock Option Plan (collectively, the "Plans").

In connection with this opinion, we have examined the Plans and the Registration Statement, your Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have also assumed that prior to the issuance of the Shares, the Company will file an Amended and Restated Certificate of Incorporation in substantially the form attached as Exhibit 1.4 to the Amended and Restated Reorganization Agreement, dated as of November 11, 1996, by and among the Company, PacifiCare Health Systems, Inc., Neptune Merger Corp., FHP International Corporation and Tree Acquisition Corp., included as Appendix A in the prospectus of the Company filed with the Securities and Exchange Commission on November 26, 1996 pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans and the Registration Statement, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP



By: /s/ Michael R. Jacobson
   ------------------------
     Michael R. Jacobson